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                                                                    EXHIBIT 10.9


                                 [Starwood Logo]




PERSONAL & CONFIDENTIAL


January 12, 1999


Mr. Thomas C. Janson, Jr.
1736 Michael Lane
Pacific Palisades, CA  90272

Dear Tom:

We are very pleased to extend this offer of Executive Vice President, General Counsel for Starwood Hotels & Resorts Worldwide, Inc. ("Starwood"). The following will outline the specifics of your offer of employment:

START DATE:

Your employment with Starwood will begin on October 1, 1998.

POSITION:

You shall be the Executive Vice President, General Counsel and shall perform such duties and services consistent with such position as may be assigned to you. Further, you shall devote your full time and attention to the affairs of the Company and to your duties as Executive Vice President, General Counsel. Starwood recognizes that as a result of the professional obligations associated with your previous position, it may be necessary from time to time to devote some time to follow-up and transition issues to your former clients; provided that such activities shall not materially interfere with the performance of your duties.

BASE SALARY:

Your initial base salary, expressed in semi-monthly terms, will be $18,750 (on an annualized basis equivalent to $450,000), and will be subject to the appropriate withholdings for FICA, state and federal taxes, and Medicare.

BONUS:

You will be eligible to receive a performance bonus based upon achieving specified performance criteria, which will be established and approved. The target bonus shall be 75% to 100% of your base salary. The maximum bonus will be defined in accordance with
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the Company's new plan, which will be recommended and must be approved by the
Board of Directors. However, for 1998 you will be guaranteed a minimum bonus of $150,000.

RETENTION BONUS:

You will be paid a retention bonus of $250,000, payable within your first 30 days of employment.

OPTIONS:

The Company will recommend to the Options Committee a grant of options for 100,000 Paired Shares for you in accordance with the Long Term Incentive Plan (the "LTIP"), at an exercise price of $42.3125, which reflects the fair market value of paired shares under the LTIP at the close of business on August 11, 1998. The options would vest in accordance with the provisions of the LTIP.

RESTRICTED STOCK:

You will be awarded 5,000 shares of restricted stock. These shares will vest 25% on each of the first four (4) anniversaries of your start date.

EMPLOYEE BENEFITS:

You shall be eligible to participate in all employee benefit programs as are generally available to other key executives of the Company. The effective date of coverage on the Starwood medical and dental plans is the first of the month following your first ninety days of employment. In addition, Starwood agrees to reimburse you for the costs and expenses required to elect COBRA coverage for the benefits provided by your previous employer for the first ninety days of your employment. In the event that changes are made to any of the above benefit plans, compensation and bonus programs, or standard operating procedures, the changes will apply to you as they do other key executives of the company.

RELOCATION EXPENSES:

The Company will pay the reasonable, out-of-pocket costs of relocating your household furnishings and family from Pacific Palisades, CA to the Fairfield/Westchester County area according to the provisions of Starwood's Group Move Relocation Policy; all relocation expenses will be grossed up. Upon your move to the Fairfield/Westchester County area, the Company will make a second mortgage home loan available to you in the amount of $500,000 which would be due in five years or upon termination of employment for Cause (as defined below). The loan would be non-interest bearing and will be secured by a second mortgage on your home in Fairfield/Westchester County. Further details of Starwood's Group Move policy are enclosed. To initiate the move process, please contact Helen Azevedo at the Corporate Office.

TERMINATION/SEVERANCE:

The Company reserves the right to terminate your employment with or without Cause at any time. In the event of an involuntary termination without Cause, you shall receive, as your sole right, exclusive remedy and liquidated damages, a one time termination payment
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January 12, 1999
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equal to twelve (12) months base salary. The Company will also continue to provide medical benefits coverage during the 12-month period subsequent to the termination of your employment.

Cause shall mean gross misconduct, which continues after written notice from the Board of Directors or the Chief Executive Officer. A reduction in the duties or responsibilities of your position or relocation of Starwood outside of the White Plains or Greenwich metropolitan areas shall be considered a constructive termination without Cause.

No severance shall be due in the event that you are terminated for Cause or in the event that you leave the full-time employ of the Company voluntarily.

In the event of any employment-related disputes with respect to your employment by the Company, you and the Company agree that the same shall be resolved through binding arbitration in the jurisdiction of the Company's headquarters and in accordance with the rules and procedures from time to time of the American Arbitration Association.

This letter and the plans and policies referred to herein represents the entirety of our agreement with respect to your employment and any prior discussions or negotiations are hereby merged herein.

If this offer is acceptable to you, please sign this letter in the space provided below and send it to my attention.

Very truly yours,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.


/s/ RICHARD NANULA

Richard Nanula
President & Chief Operating Officer



ACCEPTED AND AGREED TO:


/s/ Thomas C. Janson, Jr.               January 12, 1999
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Thomas C. Janson, Jr.                   Date